Exhibit A

Voting and Support and Lock-Up Agreement

This Voting and Support and Lock-Up Agreement (this “Agreement”), dated December 15, 2024 (the “Execution Date”), by and among Lucero Energy Corp., a corporation organized and existing under the laws of the Province of Alberta, Canada (“Company”), each of the stockholders listed on Schedule I attached hereto (the “Stockholders”) of Vitesse Energy, Inc., a Delaware corporation (“Vitesse”), and Vitesse. Vitesse, Company and each of the Stockholders are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, concurrently with the execution of this Agreement, Vitesse and Company are entering into an Arrangement Agreement (as the same may be amended from time to time in accordance with its terms, the “Arrangement Agreement”) pursuant to which Vitesse will acquire all of the issued and outstanding voting common shares of Company, subject to the terms and conditions set forth in the Arrangement Agreement;

WHEREAS, each Stockholder is the Beneficial Owner (as defined below) with the requisite power and authority to direct the voting of the number of shares of common stock, par value $0.01 per share, of Vitesse (“Vitesse Common Stock” and such shares of Vitesse Common Stock, together with any other shares of capital stock of Vitesse acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to as the “Subject Shares”) set forth below such Stockholder’s name on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of the Arrangement Agreement and as a material inducement to Company’s entering into the Arrangement Agreement, the Stockholders are entering into this Agreement with respect to the Subject Shares; and

WHEREAS, pursuant to the Arrangement Agreement, and in view of the valuable consideration received by the Parties thereunder, Company, Vitesse and each Stockholder desire to enter this Agreement and the Stockholders are willing to make certain representations, warranties, covenants and agreements with respect to the Subject Shares.

NOW, THEREFORE, in consideration of foregoing and the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Arrangement Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1:

(a)          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)         “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the U.S. Exchange Act and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(c)           “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

(d)          “Permitted Transfer” means a Transfer by a Stockholder:

(i)
(A) to an Affiliate of such Stockholder, including partners or members of such entity; (B) in respect of a Stockholder that is an individual, to a child or a spouse of the Stockholder; (C) in respect of a Stockholder that is an individual, by will or intestate succession following the Stockholder’s death; (D) to a tax trust, 401K, RRSP or TFSA; (E) for the purposes of estate planning; or (F) pursuant to a court order or similar decree;

(ii)
in connection with a bona fide arm’s length: (A) tender or exchange offer to acquire greater than 50% of the Vitesse Common Stock made to all holders of Vitesse Common Stock; or (B) business combination transaction (including by way of merger, consolidation, division, plan of arrangement, reorganization, recapitalization or a similar acquisition transaction) involving Vitesse provided that, in the event that the tender offer, merger, business combination or acquisition transaction is not completed, any Subject Shares shall remain subject to the restrictions contained in this Agreement; or

(iii)	following the date Vitesse commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws;

 provided, however, that in the case of clause (i), such Affiliate or transferee first enters into a written agreement as required by Section 5(c) hereof.

2.	Representations of Stockholder.

Each Stockholder hereby severally and not jointly represents and warrants to Company and Vitesse that:

(a)           As of the date hereof, such Stockholder is the Beneficial Owner of, and has good and valid title to, the Subject Shares that are set forth below such Stockholder’s name on Schedule I. Such Stockholder has the sole right to vote his Subject Shares set forth below his name on Schedule I, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

(b)          Such Stockholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Vitesse and Company, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally.

(c)          The execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, (i) conflict with or violate any Law applicable to such Stockholder or (ii) result in any breach or violation of, or constitute a default (or an event, that with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Encumbrances on any of the Subject Shares pursuant to any agreement or other instrument or obligation (including organizational documents) binding upon such Stockholder or any of the Subject Shares, except where such breach, violation or default would not, or would not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Stockholder to perform his obligations under this Agreement.

(d)          The execution and delivery by such Stockholder of this Agreement does not, and the performance of such Stockholder’s obligations hereunder will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the U.S. Exchange Act.

(e)          As of the date of this Agreement, there is no Proceeding pending against, or to the knowledge of the Stockholder, threatened against, such Stockholder that would prevent the performance by such Stockholder of his obligations under this Agreement or to consummate the transactions contemplated hereby or by the Arrangement Agreement on a timely basis.

3.	Voting Agreement.

During the period from the date hereof until the earliest of: (i) the termination of this Agreement in accordance with Section 7;  (ii) the Effective Time; and (iii) the making of a Vitesse Adverse Recommendation Change by the Vitesse Board not in violation of the Arrangement Agreement, each Stockholder, in his capacity as such, irrevocably and unconditionally agrees with Company and Vitesse as follows:

(a)          At any meeting of the stockholders of Vitesse, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of Vitesse, such Stockholder shall, with respect to all Subject Shares that are outstanding and Beneficially Owned by such Stockholder, or his Affiliates which such Stockholder controls, on the date in question and are entitled to count as present, vote thereon or consent thereto:

(i)	appear at each such meeting or otherwise cause the Subject Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)
vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (which vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent) covering all such Subject Shares (A) in favor of granting the Vitesse Stockholder Approval and any other actions presented to the stockholders of Vitesse that are necessary and desirable in connection with the Vitesse Stockholder Approval and the Arrangement Agreement, the Stock Issuance or any of the other transactions contemplated by the Arrangement Agreement, and (B) against (I) any Vitesse Acquisition Proposal or any other action, agreement or proposal made in opposition to or in competition with the consummation of the Stock Issuance or any of the other transactions contemplated by the Arrangement Agreement, (II) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Vitesse contained in the Arrangement Agreement or of such Stockholder contained in this Agreement, and (III) any amendment of the certificate of incorporation or bylaws of Vitesse or any other action, agreement or proposal involving Vitesse that would in any manner impede, frustrate, prevent or nullify any provision of the Arrangement Agreement, the Stock Issuance or any of the other transactions contemplated by the Arrangement Agreement or change in any manner the voting rights of any class of the capital stock of Vitesse.

(b)          Each Stockholder shall not, and shall not permit any entity which such Stockholder directly or indirectly controls to deposit any of the Subject Shares in a voting trust, grant any proxies, consents or powers of attorney with respect to the Subject Shares or subject any of the Subject Shares to any arrangement with respect to the voting of any of the Subject Shares (including without limitation, any voting agreement or similar arrangement) other than agreements entered into with Vitesse.

(c)           Each Stockholder is entering into this Agreement solely in his capacity as the Beneficial Owner of the Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Stockholder’s designees or Affiliates or by such Stockholder himself or herself, in each case to the extent serving in his or her capacity as a director of Vitesse or a Subsidiary thereof. Notwithstanding anything to the contrary herein, the taking of any actions (or failures to act) by such Stockholder’s designees or Affiliates or by Stockholder himself or herself, in each case serving as a director of Vitesse and in such capacity as a director, shall not be deemed to constitute a breach of this Agreement.

4.	Irrevocable Proxy.

Each Stockholder hereby irrevocably grants to, and appoints, Company, and any individual designated in writing by Company, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote his Subject Shares, or grant a consent or approval in respect of his Subject Shares, in a manner consistent with Section 3(a) if such Stockholder has not voted such Subject Shares in a manner consistent with Section 3(a) at least five Business Days prior to the applicable voting deadline. Each Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to the Subject Shares (and each Stockholder hereby represents that any such proxy is revocable). Each Stockholder understands and acknowledges that Vitesse and Company are entering into the Arrangement Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Arrangement Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy set forth in this Section 4 is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by any Stockholder, upon any termination of this Agreement pursuant to Section 7.

5.	Lock-Up Agreement.

(a)          During the period commencing on the Closing Date and ending on  the 366th day following the Closing Date (the “Lock-Up Period”), except only as expressly provided in Section 5(c) below, without the prior written consent of Vitesse, no Stockholder shall:

(i)
directly or indirectly, transfer, sell, offer, exchange, assign, pledge, gift, donate or otherwise dispose of or encumber any legal or Beneficial Ownership in any of the Subject Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer (as defined below) of, any of the Subject Shares Beneficially Owned by such Stockholder as of the Closing Date (the “Lock-Up Shares”) or such Stockholder’s voting or economic interest therein;

(ii)
enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares (any of the foregoing described in clause (i) above and this clause (ii), a “Transfer”); or

(iii)
publicly disclose the intention to do any of the foregoing; provided that, prior to the expiration of the Lock-Up Period, the Stockholder shall be permitted to disclose its intention to do any of the foregoing following the expiration of the Lock-Up Period in any Schedule 13D filed by such Stockholder with the SEC.

(b)         In addition to the limitations set forth in Section 5(a), each Stockholder further agrees that during the Lock-Up Period, such Stockholder shall not Transfer any Lock-Up Shares to any Person without the prior written consent of Vitesse.

(c)          Notwithstanding anything in Section 5(b) to the contrary, a Stockholder may Transfer any Subject Shares to any Person that is a party to an agreement with Vitesse with substantially similar terms as this Agreement and may Transfer any Subject Shares in a Transfer that is a Permitted Transfer (but subject to written notice to Vitesse of such Transfer).

(d)          Any attempted Transfer of Subject Shares or any interest therein in violation of this Section 5 shall be null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement. Each Stockholder hereby authorizes and will instruct Vitesse or his counsel to notify Vitesse’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares of such Stockholder (and that this Agreement places limits on the voting and transfer of such Subject Shares), subject to the provisions hereof. Notwithstanding the foregoing, any such stop transfer order and notice will immediately be withdrawn and terminated upon any termination of this Agreement pursuant to Section 7.

6.	Additional Shares.

Stockholder agrees that all shares of capital stock or equity securities of Vitesse (including, without limitation, Vitesse Common Stock) that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the U.S. Exchange Act) of after the execution of this Agreement (including by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification, the settlement of vesting of any instruments entitling the holder to Vitesse Common Stock or otherwise) shall constitute “Subject Shares” for all purposes of this Agreement; provided, however, that the foregoing shall not apply in respect of the obligations set forth in Section 5 hereof to any shares of capital stock or equity securities of Vitesse acquired on or after the date hereof.

7.	Termination.

With respect to any Stockholder, this Agreement shall terminate automatically upon the earlier of: (a) the termination of the Arrangement Agreement pursuant to and in compliance with the terms thereof, (b) any amendment of the Arrangement Agreement which would increase the number of Vitesse Common Shares issuable pursuant to the transactions contemplated by the Arrangement Agreement or the other consideration payable by Vitesse under the Arrangement Agreement (other than any de minimis increase or other similar adjustment for (A) changes to the Exchange Ratio to comply with policies and procedures of either the Depository Trust Company or Vitesse’s transfer or exchange agent or (B) rounding as may be required by the Plan of Arrangement) or would be materially adverse to such Stockholder, unless each Stockholder has consented in writing to such amendment, and (c) the mutual written agreement of each Stockholder and Vitesse. For the avoidance of doubt, if the Arrangement Agreement is terminated without the Closing having occurred, this Agreement shall be null and void ab initio in all respects and of no further force or effect without any action required by the parties hereto, in which event, no restrictions contained herein shall be applicable to any stock or other equity interests of any entities presently owned or thereafter acquired by any Stockholder whatsoever.

8.	Specific Performance.

Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

9.	Notices.

All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case so long as the sending party does not receive a bounceback message or other notification that the recipient failed to receive such email notice. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9):

If to Vitesse, to:	Vitesse Energy, Inc.
5619 DTC Parkway, Suite 700
Greenwood Village, Colorado USA 80111
Attention: Brian Cree
Email: [intentionally omitted]

Copies (which shall not constitute notice) to:	Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas USA 77019
Attention: Eileen Boyce
Michael Swidler
E-mail: eileen.boyce@bakerbotts.com
michael.swidler@bakerbotts.com

Blake, Cassels & Graydon LLP
Suite 3500, 855 – 2nd Street SW
Calgary, Alberta, Canada T2P 4J8
Attention: Dan McLeod
Chad Schneider
Email: daniel.mcleod@blakes.com
chad.schneider@blakes.com

If to the Stockholders, to:	To the address set forth for such Stockholder on the signature page hereof.

If to the Company, to:	Lucero Energy Corp.
Livingston Place, South Tower
1024 - 222 3rd Ave SW
Calgary, Alberta Canada T2P 0B4

Copies (which shall not constitute notice) to:	Burnet, Duckworth & Palmer LLP
2400, 525 - 8th Avenue SW
Calgary, Alberta Canada T2P 1G1
Attention: Syd. S. Abougoush
Email: sabougoush@bdplaw.com

Davis Graham & Stubbs LLP
2400 Walnut Street, Suite 700
Denver, Colorado USA 80205
Attention: Lamont Larsen
Brian Boonstra
Email: lamont.larsen@davisgraham.com
brian.boonsra@davisgraham.com

10.	Miscellaneous.

(a)           This Agreement, together with the Arrangement Agreement and the other documents expressly contemplated thereby, supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the Parties hereto. No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party. This Agreement has been entered into freely by each of the Parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either Party.

(b)          From time to time until the termination of this Agreement, at Company's or Vitesse’s reasonable request, but without further consideration, Stockholder agrees to cooperate with Company or Vitesse, as the case may be, in making all filings and obtaining all consents of any Governmental Entity and third parties and to execute and deliver such additional documents and take or cause to be taken all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Each Stockholder hereby authorizes Vitesse to publish and disclose in any announcement or disclosure solely to the extent required by the applicable rules and regulations of SEC and in a proxy statement such Stockholder’s (or, at Stockholder’s election, the Stockholders’ investment manager’s or advisor’s) identity and ownership of the Subject Shares and the nature of such Stockholder’s obligations under this Agreement. If any Stockholder is the Beneficial Owner, but not the record holder, of the Subject Shares, such Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Subject Shares held by such Stockholder in accordance with the terms of in this Agreement.

(c)           Each Stockholder agrees that it will not, and will use reasonable commercial efforts to cause his and their Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) through (iii) of Section 5.3(d) of the Arrangement Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement). Each Stockholder shall, and shall cause his Affiliates to, and shall use his reasonable commercial efforts to cause his and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person (other than the Company) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Vitesse Acquisition Proposal. Notwithstanding the foregoing, to the extent Vitesse complies with its obligations under Section 5.3 of the Arrangement Agreement and participates in discussions or negotiations with a Person regarding a Vitesse Acquisition Proposal, Stockholder, Stockholder’s affiliates and/or any of his Representatives may engage in discussions or negotiations with such Person to the extent that Vitesse is permitted to do so under Section 5.3 of the Merger Agreement.

(d)          This Agreement shall be governed by and construed in accordance with the internal laws of Delaware without giving effect to any choice or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of Delaware.

(e)          The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event that such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) located in New Castle County in the State of Delaware or the United States District Court for the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(f)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED IN THIS SECTION 10(f), TO ENTER INTO THIS AGREEMENT, THE AGREEMENTS CONTEMPLATED BY THE DOCUMENTS REFERRED TO HEREIN AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AS APPLICABLE.

(g)          If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(h)          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(i)            Each Party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(j)            All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom

(k)         Other than any Transfer permitted under the terms of Section 5(a) in which the transferee is required to enter into a joinder to this Agreement, no Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto. Any assignment contrary to the provisions of this Section 10(k) shall be null and void. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY:

LUCERO ENERGY CORP.

By:	/s/ Brett Herman
Name:	Brett Herman
Title:	President and CEO

Signature Page – Voting and Support and Lock-Up Agreement (Steinberg)

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:

By:	/s/ Joseph S. Steinberg
Name:	Joseph S. Steinberg
Address:	c/o Jefferies Financial Group Inc. 520 Madison Avenue New York, New York 10022

Signature Page – Voting and Support and Lock-Up Agreement (Steinberg)

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

VITESSE:

VITESSE ENERGY, INC.

By:	/s/ Robert W. Gerrity
Name:	Robert W. Gerrity
Title:	Chairman, Chief Executive Officer

Signature Page – Voting and Support and Lock-Up Agreement (Steinberg)

SCHEDULE I

Number of Subject Shares

Joseph S. Steinberg
Shares of Vitesse Common Stock: 1,630,685